Exhibit 3.1

amended & RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
VOLT LOWER HOLDINGS LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Volt Lower Holdings LLC, a Delaware limited liability company, is entered into as of August 30, 2021, by Volt Upper Holdings LLC, a Delaware limited liability company, as the managing member of the Company (the “Managing Member” and, together with any other members admitted after the date hereof, the “Members”).

W I T N E S S E T H:

WHEREAS, the Certificate of Formation of the Company (the “Certificate”) was executed and filed in the Office of the Secretary of the State of Delaware on May 21, 2021, thereby forming the Company as a limited liability company under and pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, the Managing Member executed that certain Limited Liability Company Agreement of the Company, dated as of May 21, 2021 (the “Original Agreement”);

WHEREAS, the Managing Member, as the current sole Member of the Company, desires to amend and restate the Original Agreement as set forth herein;

NOW, THEREFORE, the Managing Member hereby amends and restates the Original Agreement in its entirety as follows:

1.            Name. The name of the limited liability company continued hereby is Volt Lower Holdings LLC (the “Company”). The Certificate of Formation of the Company has been executed, delivered and filed with the office of the Secretary of State of the State of Delaware by an “authorized person” of the Company within the meaning of the Act.

2.            Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.            Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

4.            Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

5.            Members. The names and addresses of the Members are as set forth in the books and records of the Company.

6.            Units.

(a)            Common Units. As of the date of this Agreement, the Managing Member holds 100 common units of limited liability company interests in the Company (the “Common Units”), which represents all of the outstanding limited liability company interests in the Company as of the date of this Agreement.

(b)            Series A Preferred Units. As set forth in Exhibit A (the “Series A Preferred Terms”), the Company hereby designates and creates a series of units of limited liability company interests in the Company designated as “6.50% Series A Cumulative Convertible Perpetual Preferred Limited Liability Company Units” (the “Series A Preferred Units” and together with the Common Units, the “Units”), consisting of a total of 3,162,500 Series A Preferred Units, with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, as set forth in the Series A Preferred Terms. Series A Preferred Units shall be issued automatically, without further action by the Company, to the holders of Company Series B Preferred Shares (as defined in the Merger Agreement) in accordance with the Agreement and Plan of Merger, dated as of June 7, 2021, by and among QTS Realty Trust, Inc., QualityTech, LP, the Managing Member, the Company and Volt Acquisition LP (the “Merger Agreement”) upon conversion of each Company Series B Preferred Share (as defined in the Merger Agreement) into one Series A Preferred Unit at the Company Merger Effective Time (as defined in the Merger Agreement). The Company will be renamed “QTS Realty Trust, LLC” in accordance with the Merger Agreement at the Company Merger Effective Time.

7.            Managing Member. The business and affairs of the Company shall be managed by the Managing Member. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. An “authorized person” of the Company within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his or her powers as an “authorized person” of the Company ceased, and the Managing Member, and, subject to the limitations set forth in Section 8 below, each officer of the Company with a title of Senior Managing Director, Managing Director, President, Vice President, Principal, Secretary, Treasurer, Chief Accounting Officer, Director, Manager, Assistant Secretary or Assistant Treasurer (each a “Designated Officer”), thereupon became a designated “authorized person” of the Company and hereby continues as a designated “authorized person” of the Company within the meaning of the Act. The Managing Member or any Designated Officer, as an authorized person, within the meaning of the Act, of the Company is hereby authorized to execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Managing Member or any Designated Officer is hereby authorized to execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

8.            Board of Directors. The Managing Member may appoint, from time to time, a Board of Directors (the “Board”), and upon such appointment, except as otherwise set forth in this Agreement, the Company shall be managed by or under the direction of such Board. The members of the Board (the “Directors”) shall be “Managers” within the meaning of Section 18-101(12) of the Act. Subject to the provisions of this Agreement, the Board shall have the power and authority to manage and control the business and affairs of the Company, to make all decisions and determinations with respect to the Company or affecting the business and affairs of the Company, to take all such actions as it deems necessary, advisable, appropriate or desirable to accomplish the purposes of the Company as set forth in this Agreement, and shall otherwise possess all rights and powers as provided in the Act and otherwise by law. Notwithstanding anything to the contrary in this Agreement, no Director, acting solely in its capacity as such, shall have the right, power or authority to act as an agent of the Company, to bind the Company or to execute any documents to be signed by the Company, unless expressly authorized by the Board, and the Board shall have the power to act only collectively in accordance with the provisions and the manner specified in this Agreement. The Members hereby consent to the exercise by the Board of all such powers and rights conferred on them by the Act (except as restricted by this Agreement) or this Agreement with respect to the management and control of the Company. Notwithstanding the foregoing and except as expressly set forth in this Agreement, (i) if a vote, consent or approval of the Members is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Board, the Members agree that they shall be deemed to have consented to or approved such act or voted on such matter in accordance with the approval of the Board in respect of such act or matter and (ii) the approval by the Board of any proposed action of or relating to the Company permitted to be taken by the Board hereunder shall bind each Member and shall have the same legal effect as the approval of each Member of such action.

9.            Officers.

(a)            The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business, including (i) employees and agents who may be designated as officers with titles, including, but not limited to, “Senior Managing Director”, “Managing Director”, “President”, “Vice President”, “Principal”, “Assistant Secretary”, “Director”, and “Manager” as and to the extent authorized by the Managing Member and with such powers as authorized by the Managing Member (each, an “Officer”) and (ii)(A) individuals who may be designated as officers with titles, including, but not limited to, “Chief Financial Officer”, “Assistant Secretary”, “Vice President – Tax” or “Vice President – Accounting” for the limited purposes of executing tax returns and requesting taxpayer identification numbers, (B) individuals who may be designated as officers with the title “Chief Financial Officer” or “Assistant Secretary” for the limited purposes of filing entity registrations, filing state level annual reports, filing state level qualification certificates, executing secretary certificates or incumbency certificates, (C) individuals who may be designated as officers with the title “Chief Financial Officer,” “Assistant Secretary” or “Vice President – Treasury” for the limited purposes of opening and maintaining bank accounts and executing related bank documents, (D) individuals who may be designated as officers with the title “Authorized Signatory” for the limited purposes of executing property management agreements, listing agreements, audit, tax and consulting agreements and professional services agreements and (E) individuals who may be designated as officers, as and to the extent authorized by the Managing Member or by any Officer delegated with such authority by the Managing Member, and with such powers as authorized by the Managing Member or by any Officer delegated with such authority by the Managing Member (each, a “Company Officer”). The additional or successor Officers or Company Officers of the Company shall either (i) be chosen by the Managing Member or (ii) be chosen by any Officer delegated such authority by the Managing Member and shall consist of at least a President and an Assistant Secretary. The Managing Member or any Officer delegated with such authority by the Managing Member may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member or by any Officer delegated with such authority by the Managing Member. Any number of offices may be held by the same person. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Managing Member or any Officer delegated with such authority by the Managing Member. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Managing Member or by any Officer delegated such authority by the Managing Member. Any vacancy occurring in any office of the Company shall be filled by the Managing Member or by any Officer delegated such authority by the Managing Member. The Officers of the Company as of the date hereof shall be as set forth on Schedule A-1 attached hereto and the Company Officers of the Company designated by the Managing Member as of the date hereof shall be as set forth on Schedule A-2 attached hereto, each as may be updated by the Managing Member from time to time.

(b)            President. The President (or in the event there is more than one President, the Presidents in the order designated by the Managing Member, or in the absence of any designation, then in the order of their election) shall be the chief executive officer of the Company, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Managing Member are carried into effect. Each President or any other Officer authorized by a President or the Managing Member shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed; (ii) where signing and execution thereof shall be expressly delegated by the Managing Member to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 7(c).

(c)            Vice President. In the absence of a President or in the event of a President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managing Member, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon a President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managing Member or any Officer delegated with such authority may from time to time prescribe.

(d)            Assistant Secretary. An Assistant Secretary shall be responsible for filing legal documents and maintaining records for the Company. An Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Managing Member (or if there be no such determination, then in order of their election), shall act and perform the duties and exercise the aforementioned powers and shall perform such other duties and have such other powers as the Managing Member or any Officer delegated with such authority may from time to time prescribe.

(e)            Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Managing Member or any Officer delegated with such authority not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(f)            No Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the Managing Member or any Director or Officer would have duties (including fiduciary duties) to the Company or to any other Member, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Managing Member, each other person who becomes a Member and any other person bound by this Agreement.

10.            Dissolution.

(a)            The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(i) the written consent of the Managing Member;

(ii) the time at which there are no Members, unless the Company is continued in accordance with the Act; provided that the Company shall not be dissolved and shall not be required to be wound up if a Member is admitted to the Company, in the manner provided herein, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member (the “Terminating Event”), within ninety (90) days after the occurrence of the Terminating Event, pursuant to Section 10(b) hereof; or

(iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)            Notwithstanding anything in Sections 15 or 16 to the contrary, a person or entity appointed by the personal representative of the Member that had been the last remaining Member (the “New Member”) may be admitted to the Company as a member of the Company after there is no longer a remaining Member of the Company, and such New Member shall be so admitted if such New Member shall execute an instrument in writing, either before or after the Terminating Event, stating that such New Member shall be so admitted effective simultaneously with the Terminating Event, and such New Member agrees in writing to become a party to, and bound by, this Agreement, as amended, supplemented or otherwise modified.

11.            Winding Up. Upon dissolution pursuant to Section 10, the Company’s business and assets shall be wound up in an orderly manner. The Managing Member or its designee shall be the liquidating trustee (the “Liquidator”) to wind up the affairs of the Company. In performing its duties, the Liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in any manner that the Liquidator shall determine, subject to the Act and Section 14 below.

12.            Capital Contributions and Capital Accounts. The Managing Member shall make an initial capital contribution to the Company in an amount approved by the Managing Member. No Member shall be required or permitted to make any additional capital contributions without the consent of the Managing Member. There shall be established for each Member on the books of the Company as of the date hereof, or such later date on which such Member is admitted to the Company, a capital account (each being a “Capital Account”). The Capital Account of each Member shall be credited with any amounts contributed by such Member, increased by any allocation of income or gain to that Member, and shall be reduced by any allocation of loss, expense or deduction and by any distribution to that Member. Capital Accounts shall be appropriately adjusted to reflect transfers of a Member’s interests. Interest shall not be payable on Capital Account balances.

13.            Allocation of Profits and Losses.

(a)            After giving effect to the allocation in Section 13(b) and except as otherwise provided in Section 13(c), all Net Income or Net Loss of the Company for any taxable year or other period shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made pursuant to Section 14 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 14 immediately after making such allocation, minus (ii) any amount such Member is obligated to contribute to the Company and such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the Managing Member deems reasonably necessary for this purpose.

(b)            Notwithstanding the foregoing, each holder of Series A Preferred Units shall be allocated items of gross income and gain of the Company each taxable year or portion thereof in an amount equal to 6.50% of the Liquidation Preference (as defined in the Series A Preferred Terms) of the Series A Preferred Units (or such proportionate amount to the extent related to a portion of a taxable year).

(c)            Special Allocations. Notwithstanding anything in this Agreement (including the allocations set forth above) to the contrary, the following special allocations shall be made in the following order:

(i)            Company Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain during any taxable year or other period, each Member shall be allocated items of Company income and gain for such taxable year or other period (and, if necessary, subsequent taxable years or other periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f), (g)(2) and (j)(2)(i). This Section 13(c)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)            Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding the other provisions of this Agreement (other than Section 13(c)(i)), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable year or other period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable year or other period shall be allocated items of Company income and gain for such taxable year or other period (and, if necessary, subsequent taxable years or other periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). This Section 13(c)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)            Qualified Income Offset. In the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 13(c)(i) or (c)(ii). This Section 13(c)(iii) is intended to constitute a qualified income offset described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)            Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any taxable year or other period, such Member shall be allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 13(c)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its adjusted Capital Account after all other allocations provided in this Section 13(c) have been tentatively made as if this Section 13(c)(iv) were not in this Agreement.

(v)            Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(vi)            Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated to the Members who hold Common Units in a manner consistent with the manner in which distributions are made (or to be made) in accordance with Section 14.

(vii)            Curative Allocations. The allocations set forth in Section 13(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may affect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managing Member is authorized to divide other allocations of profits, losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. Managing Member will have discretion to accomplish this result in any reasonable manner that is consistent with Section 704 of the Code and the related Treasury Regulations.

(d)            Tax Allocations. For income tax purposes only, all items of income, gain, loss, and deduction of the Company shall be allocated among the Members in the same proportions as they share the corresponding items pursuant to this Section 13; provided, however, that in the case of any asset of the Company, the book value of which differs from its Gross Asset Value, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with Sections 704(b) and (c) of the Code (in any manner determined by the Managing Member) so as to take account of the difference between book value and Gross Asset Value of such asset.

(e)            Definitions. As used in this Section 13, the following terms have the following meanings:

(i)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

(ii)            “Company Minimum Gain” has the meaning assigned to “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).

(iii)            “Gross Asset Value”, with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

(A)            The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as determined by Managing Member.

(B)            The Gross Asset Values of all Company assets will be adjusted to equal the respective gross fair market values (taking Section 7701(g) of the Code into account) of the assets, as determined by Managing Member, as of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company, but only if, in the case of either (1) or (2), the Managing Member determines that such an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, (3) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), and (4) any other date that is required by Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(C)            The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account), as determined by Managing Member in good faith, of the asset on the date of distribution.

(D)            The Gross Asset Value of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Sections 734(b) or 743(b) of the Code, but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 13(e)(iii)(D) to the extent that the Managing Member determines in its sole discretion that an adjustment under Section 13(e)(iii)(B) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 13(e)(iii)(D).

(iv)            “Member Nonrecourse Debt” has the meaning assigned to “partner nonrecourse debt” in Treasury Regulations Sections 1.704-2(b)(4).

(v)            “Member Nonrecourse Debt Minimum Gain” has the meaning assigned to “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(3).

(vi)            “Member Nonrecourse Deductions” has the meaning assigned to “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2).

(vii)            “Minimum Gain” shall have the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

(viii)            “Net Income” or “Net Loss” for each taxable year or other period means the taxable income or loss of the Company for such year or other period as determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (i) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income (and Net Loss) shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (and Net Loss) shall be subtracted from taxable income or loss; (iii) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value; and (iv) if the Gross Asset Value of any Company asset is adjusted under the definition thereof, the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing such taxable income or loss.

(ix)            “Nonrecourse Deductions” shall have the meaning assigned to that term in Treasury Regulation Section 1.704-2(b).

(x)            “Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code.

14.            Distributions.

(a)            Subject to the Act, other applicable law and the Series A Preferred Terms, distributions shall be made to the Members at the times and in the aggregate amounts determined by the Managing Member.

(b)            Upon dissolution of the Company, after the satisfaction of liabilities to creditors of the Company (whether by payment or the making of reasonable provision for payment thereof), distributions shall be made to (i) holders of Series A Preferred Units in accordance with the Series A Preferred Terms and then (ii) to any holders of Common Units pro rata in accordance with such holders’ number of Common Units.

15.            Assignment.

(a)            A Member may sell, assign, encumber or otherwise transfer in whole or part its Common Units or Series A Preferred Units at any time to any person or entity without the consent of any other person or entity. If a Member transfers its Common Units, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement may be amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. If a Member transfers all of its Common Units of the Company, the admission of the subject transferee shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

(b)            By acceptance of the transfer of any Series A Preferred Units in accordance with the Series A Preferred Terms or the acceptance of any Series A Preferred Units issued pursuant to the Series A Preferred Terms or this Agreement, or pursuant to a merger or consolidation involving the Company (including in accordance with the Merger Agreement), each transferee of, or other such person acquiring, a Series A Preferred Unit (including any nominee holder, broker, dealer or an agent or representative acquiring such Series A Preferred Units for the account of another person) (i) shall be admitted to the Company as a Member with respect to the Series A Preferred Units so transferred or issued to such person when any such transfer or issuance is reflected in the books and records of the Company and such transferee or other person becomes the record holder of the Series A Preferred Units so transferred or issued, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such person.

(c)            Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder without any action by any person or entity, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

16.            Admission of Additional Members. Subject to Section 15 and the Series A Preferred Terms, one or more additional members of the Company may be admitted to the Company with the consent of the Managing Member.

17.            Liability of Members.

(a)            The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

(b)            Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by law, the Managing Member (which for the purposes of this Section 17(a) shall include the affiliates of the Managing Member and the directors, managers, members, trustees and officers of the Managing Member and its affiliates) shall not be liable for monetary or other damages or otherwise to the Company, any Member or any assignee of any Member, or their successors or assigns, or any other person or entity bound by this Agreement, for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless (i) the Managing Member’s act or omission was finally judicially determined to have resulted from willful misconduct and (ii) the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

18.            Information Rights. Each Member hereby acknowledges and agrees that pursuant to Section 18-305(g) of the Act, the rights of a Member (other than the Managing Member) to obtain or examine information from the Company, including information it would otherwise be entitled to obtain or examine pursuant to Section 18-305 of the Act, shall be limited to only the right to obtain copies of the Certificate of Formation of the Company and this Agreement (including Exhibit A hereto), and all amendments thereto, and that any other rights of a Member (other than the Managing Member) to obtain or examine information under Section 18-305 of the Act shall not be available to the Members (other than the Managing Member). The provisions of this Section 18 shall survive the termination of the Company and this Agreement.

19.            Indemnification.

(a)            To the maximum extent permitted by Delaware law in effect from time to time, and in accordance with applicable provisions of any indemnification agreement or resolution of the Managing Member in effect from time to time, the Company shall indemnify, and pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to, (i) any present or former Director or officer of the Company against any claim or liability to which he or she may become subject by reason of service in such capacity, and (ii) any individual who, while a Director or officer of the Company and at the request of the Company, serves or has served as a director, manager, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. In addition, the Company may, with the approval of the Managing Member, provide such indemnification and advancement of expenses to any individual who served a predecessor of the Company in any of the capacities described in (i) or (ii) above and to any employee or agent of the Company or a predecessor of the Company. Neither the amendment nor repeal of this Section 18, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 18, shall apply to or affect in any respect the applicability of this section with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

(b)            The Company may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c)            The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify or advance expenses to any other person for any such claim, liability or expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification or advancement or expenses from the Company may be entitled under any agreement, vote of members or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

20.            Amendments; Entire Agreement. This Agreement may be amended by a written instrument executed by the Managing Member without the consent of any other Member. This Agreement (including Exhibit A hereto) contains the entire agreement among the parties hereto respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

21.            Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

22.            Governing Law and Exclusive Forum.

(a)            This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

(b)            The Company, the Managing Member, each other Member, each other person or entity that acquires an interest in a Unit and each other person or entity who is bound by this Agreement (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement, the Company or its operations, or any Unit (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Agreement, including Exhibit A hereto, including the validity, scope or enforceability of this Section 22(b), (B) the duties, obligations or liabilities of the Company to the Members or of the Managing Member, any other Member or the Directors or officers of the Company to the Company or to any Member, or among the Members, (C) the rights or powers of, or restrictions on the Company, the Managing Member or the other Members, (D) any provision of the Act or other applicable Delaware law (in each case, regardless of whether such claims, suits, actions or proceedings are based in contract, tort, fraud or otherwise, or are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, and to any other court to which proceedings in such courts may be appealed; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, action, suit or proceeding; (v) to the extent such person or entity does not maintain a registered office and registered agent in the State of Delaware, consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at, in the case of the Managing Member, the Company’s principal place of business, and in the case of any other Member, each other person or entity that acquires an interest in a Unit and each other person or entity who is bound by this Agreement, at the address as shown in the books and records of the Company or such person’s or entity’s principal place of business or principal residence, provided that nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; and (vii) agrees that if any claim, suit, action or proceeding that would be subject to this Section 22(b) if brought against the Company, the Managing Member, any other Member, any other person or entity that acquires an interest in a Unit or any other person or entity who is bound by this Agreement is brought against an affiliate of such person or entity, or against an employee, officer, director, manager, member, equityholder, agent or indemnitee of such person or entity or its affiliates, for alleged acts or omissions of such affiliate or such employee, officer, director, manager, member, equityholder, agent or indemnitee, such affiliate, employee, officer, director, manager, member, equityholder, agent or indemnitee shall by entitled to invoke this Section 22(b).

23.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic or any other means permitted by applicable law, which shall be deemed an original. Delivery of an executed counterpart of this Agreement by an electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

24.            Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

25.            Matters Concerning the Managing Member.

(a)            Outside Activities of the Managing Member. The Managing Member shall devote to the Company such time as may be necessary for the proper performance of its duties as Managing Member under this Agreement, but the Managing Member is not required, and is not expected, to devote its full time to the performance of such duties. The Managing Member and its affiliates and any officer, director, employee, agent, trustee, manager or equityholder of the Managing Member or any of its affiliates shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company (including owning and operating real estate and incurring indebtedness in its own name, whether or not the proceeds of such indebtedness are used for the benefit of the Company), including engaging in other business interests and activities in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right by virtue of this Agreement or the member relationship established hereby in or to such other business interests or activities or to the income or proceeds derived therefrom, and the pursuit of such business interests or activities, even if competitive with the business of the Company (including causing customers to transfer from one of the Company’s properties to other properties in which the Managing Member or any of its affiliates has an interest, directly or indirectly, without compensation to the Company, or taking other actions for the benefit of the Managing Member or other entities affiliated with the Managing Member that are detrimental to the Company), shall not be deemed wrongful or improper or a breach of any duty existing hereunder, at law, in equity or otherwise. Neither the Managing Member nor any affiliate of the Managing Member shall be obligated to present any particular opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and, regardless of whether or not such opportunity is competitive with the Company, the Managing Member or any affiliate of the Managing Member shall have the right to take for its own account (individually or as a trustee, member or fiduciary), or to recommend to others, any such particular opportunity.

(b)            Actions of Agents. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents. Each such person shall, to the extent authorized by the Managing Member, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the Managing Member hereunder. The Managing Member shall not be liable to the Company, any Member or any other person bound by this Agreement for any misconduct or negligence on the part of any such employee or agent appointed by the Managing Member in good faith.

(c)            Reliance on Documents. The Managing Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(d)            Reliance on Advisors. The Managing Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such persons as to matters which the Managing Member reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MANAGING MEMBER:

VOLT UPPER HOLDINGS LLC

By:	/s/ Mike Forman
Name:	Mike Forman
Title:	Managing Director and Vice President

[Signature Page to Limited Liability Company Agreement of Volt Lower Holdings LLC]

Exhibit A

VOLT LOWER HOLDINGS LLC

6.50% Series A Cumulative Convertible Perpetual Preferred Limited Liability Company Units

(1)            Designation and Number. A series of Preferred Limited Liability Company Units, designated as the “6.50% Series A Cumulative Convertible Perpetual Preferred Limited Liability Company Units” (the “Series A Preferred Units”), is hereby established. The number of Series A Preferred Units shall be 3,162,500. Any Series A Preferred Units that shall at any time have been repurchased or otherwise acquired by the Company shall, after such repurchase, acquisition or conversion, have the status of authorized but unissued Preferred Limited Liability Company Units, without designation as to series until such units are once more designated as part of a particular series by the Board.

(2)            Maturity. The Series A Preferred Units shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

(3)            Rank. The Series A Preferred Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the common units of the Company and each other class of common units of limited liability company interest or series of preferred units of limited liability company interest of the Company, now or hereafter issued and outstanding, the terms of which do not expressly provide that such class or series of units ranks senior to or on a parity with the Series A Preferred Units as to distribution rights or rights upon our liquidation, winding-up or dissolution (“Junior Units”), (b) on a parity with any class of common units of limited liability company interest or series of preferred units of limited liability company interest of the Company may authorize or issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Units as to distribution rights or rights upon our liquidation, winding-up or dissolution (“Parity Units”), and (c) junior to each class of common units of limited liability company interest or series of preferred units of limited liability company interest of the Company may authorize or issue in the future, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Units as to distribution rights or rights upon our liquidation, winding-up or dissolution (“Senior Units”). Any convertible or exchangeable debt securities that the Company may issue are not considered to be equity securities for these purposes.

(4)            Definitions. As used herein, the following terms shall have the following meanings:

(A)            “Accrued Dividends” shall mean, with respect to any Series A Preferred Unit, as of any date, the accrued and unpaid distributions on such unit (whether or not declared) from, and including, the most recent Dividend Payment Date (or the Initial Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.

(B)            “Accumulated Dividends” means, with respect to any Series A Preferred Unit, as of any date, the aggregate accumulated and unpaid distributions, if any, on such unit (whether or not declared) from the Initial Date until the most recent Dividend Payment Date on or prior to such date.

(C)            “Board” means the Board of Directors of the Company.

(D)            “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(E)            “Certificated Series A Preferred Units” has the meaning given to such term in Section 14(A)(v).

(F)            “Company” shall mean Volt Lower Holdings LLC, a Delaware limited liability company. At the effective time of the merger of QTS Realty Trust, Inc. with and into Volt Lower Holdings LLC, Volt Lower Holdings LLC will be renamed QTS Realty Trust, LLC.

(G)            “Conversion Date” means, with respect to a conversion, the date on which a Holder has complied with all of the procedures set forth in Section 7(B) to effect such conversion.

(H)            “Conversion Rate” means 2.1462.

(I)            “Dividend Parity Units” means all classes or series of units of limited liability company interest of the Company ranking on a parity with the Series A Preferred Units as to distributions.

(J)            “Dividend Payment Date” has the meaning given to such term in Section 5(B).

(K)            “Dividend Record Date” has the meaning given to such term in Section 5(B).

(L)            “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.

(M)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(N)            “Extraordinary Transaction” has the meaning given to such term in Section 9(F).

(O)            “Fundamental Change” means the effective time of the merger of QTS Realty Trust, Inc. with and into the Company, with the Company surviving under the name “QTS Realty Trust, LLC”.

(P)            “Fundamental Change Effective Date” shall mean the date on which the Fundamental Change event occurs.

(Q)            “Fundamental Change Expiration Date” has the meaning given to such term in Section 10(B).

(R)            “Fundamental Change Notice” has the meaning given to such term in Section 10(A).

(S)            “Global Series A Preferred Units” has the meaning given to such term in Section 14(A)(ii).

(T)            “Holder” means a holder of record of the Series A Preferred Units.

(U)            “Initial Date” means July 15, 2021.

(V)            “Junior Units” has the meaning given to such term in Section 3.

(W)            “Liquidation Preference” shall mean, with respect to each Series A Preferred Unit, $100.00.

(X)            “LLCA” shall mean the Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 30, 2021 (as amended or supplemented from time to time).

(Y)            “Make-Whole Premium” has the meaning given to such term in Section 11(A).

(Z)            “Mandatory Conversion Date” has the meaning given to such term in Section 8(B).

(AA)      “Officer” shall mean the Chairman, Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

(BB)      “Officers’ Certificate” shall mean a certificate signed by two Officers.

(CC)      “Parity Units” has the meaning given to such term in Section 3.

(DD)      “Parity Voting Preferred” means all series of preferred units of limited liability company interest of the Company ranking on a parity with the Series A Preferred Units as to distributions or upon liquidation upon which voting rights equivalent to those in Section 9 have been conferred and are exercisable.

(EE)      “Person” means any person, including without limitation any syndicate or group, that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder.

(FF)      “Preferred Unit Directors” has the meaning given to such term in Section 9(B).

(GG)      “Senior Units” has the meaning given to such term in Section 3.

(HH)      “Series A Preferred Terms” shall mean this Exhibit A to the LLCA creating and designating the Series A Preferred Units.

(II)            “Series A Preferred Units” has the meaning given to such term in Section 1.

(JJ)      “Trading Day” means a Business Day.

(KK)      “Transfer Agent” means Computershare Trust Company, N.A., acting as the Company’s duly appointed transfer agent, registrar, conversion agent and disbursing agent for the Series A Preferred Units. The Company may, in its sole discretion, remove the Transfer Agent in accordance with its agreement with the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent which shall accept such appointment prior to the effectiveness of such removal.

(5)            Distributions.

(A)            The Holders of Series A Preferred Units are entitled to receive, when, as and if declared by the Board (or a duly authorized committee thereof), out of funds of the Company legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 6.50% of the Liquidation Preference per annum per unit (equivalent to $6.50 per unit per annum).

(B)            Distributions on the Series A Preferred Units shall be cumulative from the most recent date to which distributions have been paid or, with respect to the initial distribution period, from the Initial Date, and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year or, if not a Business Day, the next succeeding Business Day commencing October 15, 2021 (each, a “Dividend Payment Date”). Any distribution payable on the Series A Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Except as otherwise set forth in Section 5(G), distributions will be payable to Holders as they appear in the books and records of the Company at the close of business on the applicable record date, which shall be the last day of the calendar month first preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(C)            No distributions on the Series A Preferred Units shall be declared by the Board or paid or set apart for payment by the Company if such declaration or payment is restricted or prohibited by law.

(D)            Notwithstanding the foregoing Section 5(C), distributions on the Series A Preferred Units will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distribution are declared. Accrued but unpaid distributions on the Series A Preferred Units will not bear interest and Holders will not be entitled to any distributions in excess of the full cumulative distributions described above. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units that remains payable.

(E)            No distributions (other than a distribution payable solely in Parity Units or Junior Units (in the case of Parity Units) or Junior Units (in the case of Junior Units) and cash in lieu of fractional units) will be declared, made or paid or set apart for payment upon, any Parity Units or Junior Units, nor may any Parity Units or Junior Units be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Units or Junior Units) by the Company or on its behalf (except by conversion into or exchange for Parity Units or Junior Units (in the case of Parity Units) or Junior Units (in the case of Junior Units)) unless all Accumulated Dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Units and any Dividend Parity Units for all distribution periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

(F)            Notwithstanding the limitations of Section 5(E), when distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Units and Dividend Parity Units, all distributions declared upon the Series A Preferred Units and Dividend Parity Units may be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Dividend Parity Units shall in all cases bear to each other the same ratio that Accumulated Dividends per Series A Preferred Unit and accumulated distributions on such other series of Dividend Parity Units (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such Dividend Parity Units does not have a cumulative distribution) bear to each other.

(G)            The Holders at the close of business on a Dividend Record Date shall be entitled to receive the distribution payment on those units on the corresponding Dividend Payment Date notwithstanding the conversion of such units following that Dividend Record Date or the Company’s default in payment of the distribution due on that Dividend Payment Date, except that any Series A Preferred Units surrendered for conversion at the option of a Holder pursuant to Section 7 during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date will not be entitled to receive the distribution payment on those units on the corresponding Dividend Payment Date. A Holder on a Dividend Record Date that surrenders (or whose transferee surrenders) any units for conversion on the corresponding Dividend Payment Date shall receive the distribution payable by the Company on the Series A Preferred Units on that date, and the converting Holder need not include payment in the amount of such distribution upon surrender of the Series A Preferred Units for conversion. Except as provided in Section 8 and Section 10, the Company shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted units.

(6)            Liquidation Preference.

(A)            Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders shall be entitled to receive and to be paid out of the assets of the Company legally available for distribution to its unitholders the Liquidation Preference, plus an amount equal to any Accumulated Dividends and Accrued Dividends to the date of payment, before any payment or distribution of assets is made to holders of the Junior Units. Upon the payment in full of such liquidation preference and all such Accumulated Dividends and Accrued Dividends, the Holders will have no right or claim to any remaining assets of the Company.

(B)            If, upon any liquidation, dissolution or winding-up of the affairs of the Company, the assets of the Company available for distribution to the Holders shall be insufficient to permit payment in full to such Holders the sums that such Holders are entitled to receive in such case, then all of the assets available for distribution to the Holders shall be distributed among and paid to the Holders ratably in proportion to the respective amounts that would be payable to such Holders if such assets were sufficient to permit payment in full; provided that all such distributions and payments to the Holders shall be made on a pari passu basis with the holders of Parity Units.

(C)            For the purposes of this Section 6, the consolidation or merger of the Company with or into any other corporation, or the voluntary sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Company.

(D)            The Company shall provide the Holders with notice of any event triggering the right to receive a distribution upon a liquidation, dissolution or winding-up of the affairs of the Company not less than 30 calendar days nor more than 60 calendar days prior to the applicable distribution payment date.

(7)            Conversion by Holders.

(A)            Each Holder shall have the right, at any time, at its option, to convert, subject to the terms and provisions of this Section 7(A), any or all of such Holder’s Series A Preferred Units into an amount of cash equal to the Conversion Rate multiplied by $78.00 per Series A Preferred Unit, which amount shall be $167.40 (the “Reference Property”).

(B)            The conversion right of a Holder shall be exercised by the Holder by the surrender to the Company of the certificates representing the Series A Preferred Units to be converted at any time at the offices of the duly appointed Transfer Agent, accompanied by (i) written notice to the Company in the form of Annex B hereto that the Holder elects to convert all or a portion of the Series A Preferred Units represented by such certificate, (ii) (if so required by the Company or its duly appointed Transfer Agent) a written instrument or instruments of transfer and endorsements in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative, (iii) funds for the payment of any limited liability company interest transfer, documentary, stamp or similar taxes not payable by the Company and (iv) any payment required pursuant to Section 5(G). The Transfer Agent will deliver the amount of cash payable pursuant to the conversion to the Holder, or in the case of Series A Preferred Units held in global certificates, the Transfer Agent will deliver the amount of cash payable pursuant to the conversion through DTC. Such delivery will be made as promptly as practicable, but in no event later than two Trading Days following the Conversion Date.

(C)            On the Conversion Date, all rights with respect to the Series A Preferred Units so converted, including the rights, if any, to receive notices, will terminate, except only the rights of the Holders thereof to (i) receive the amount of cash into which such Series A Preferred Units have been converted; (ii) receive a Make-Whole Premium or other consideration, if any, payable upon the Fundamental Change, in accordance with Section 10 and Section 11; and (iii) exercise the rights to which they are thereafter entitled as holders of any property receivable by the Holder upon such conversion.

(D)            The delivery of the Reference Property upon the conversion of Series A Preferred Units or the payment or partial payment of a distribution on Series A Preferred Units shall be made without charge to the converting Holder or recipient of Series A Preferred Units for any tax in respect of the delivery of such Reference Property.

(8)            Mandatory Conversion.

(A)            At any time on or after July 20, 2023, the Company shall have the right, at its option, to cause the Series A Preferred Units, in whole but not in part, to be automatically converted into the Reference Property.

(B)            To exercise the mandatory conversion right described in Section 8(A), the Company must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(A) are met, announcing such a mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Series A Preferred Units. In the event of a mandatory conversion, the applicable Conversion Date (the “Mandatory Conversion Date”) will be the date that is five Trading Days after the date on which the Company issues the press release described in this Section 8(B). The Company will deliver the cash due to Holders upon mandatory conversion on the second Trading Day following the Mandatory Conversion Date.

(C)            In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(B) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the amount of cash to be issued upon conversion of each Series A Preferred Unit; and (iii) that distributions on the Series A Preferred Units to be converted will cease to accrue on the Mandatory Conversion Date.

(D)            On and after the Mandatory Conversion Date, distributions shall cease to accrue on the Series A Preferred Units called for a mandatory conversion pursuant to Section 8(A) and all rights of the Holders of such Series A Preferred Units shall terminate except for the right to receive the cash issuable upon conversion thereof. The distribution payment with respect to the Series A Preferred Units called for a mandatory conversion pursuant to Section 8(A) on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the Holder of such unit on such Dividend Record Date if such unit has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence, no payment or adjustment will be made upon mandatory conversion of any Series A Preferred Units for Accumulated Dividends or Accrued Dividends.

(E)            The Company may not authorize or give notice of any mandatory conversion pursuant to Section 8(A) unless, prior to giving the conversion notice, all Accumulated Dividends on the Series A Preferred Units for all quarterly distribution periods ending on or prior to the date on which it gives such notice shall have been paid.

(9)            Voting Rights.

(A)            The Holders of the Series A Preferred Units shall not have any relative, participating, optional or other voting rights except as set forth in this Section 9 or as otherwise required by law.

(B)            Whenever distributions on the Series A Preferred Units shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board will increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Voting Preferred) and the Holders (voting separately as a class with holders of all Parity Voting Preferred) will be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Unit Directors”) at a special meeting called by the Holders of at least 25% of the Series A Preferred Units or by holders of any such other series of Parity Voting Preferred and subsequent annual meetings until all distributions accumulated on the Series A Preferred Units for the past distribution periods and the distribution for the then current distribution period have been fully paid. The voting rights set forth in this Section 9(B) and the terms of the Preferred Unit Directors will continue until such time as the distribution arrearage on the Series A Preferred Units has been paid in full and the distribution for the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon the termination of such voting rights, the term of office for any Preferred Unit Directors will terminate and the size of the Board will decrease accordingly. The voting rights provided by this Section 9(B) will re-vest in the event that distributions on any Series A Preferred Units are once again in arrears for six or more quarterly distributions (whether or not consecutive).

(C)            The Preferred Unit Directors will be elected by a plurality of the votes cast in the election for a one-year term, and each Preferred Unit Director will serve until his or her successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. If there is a vacancy in the office of a Preferred Unit Director, then the vacancy may only be filled by a vote of the Holders of the outstanding Series A Preferred Units when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred upon which like voting rights have been conferred and are exercisable). Each Preferred Unit Director will be entitled to one vote (two votes in the aggregate for the Preferred Unit Directors) on any matter with respect to which the Board votes.

(D)            Any Preferred Unit Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the Holders of a majority of the outstanding Series A Preferred Units when they have the voting rights described above (voting separately as a class with all series of Parity Voting Preferred upon which like voting rights have been conferred and are exercisable).

(E)            So long as any Series A Preferred Units remain outstanding, the Company shall not, without the affirmative vote or consent of the Holders of at least 66-2/3%  of the Series A Preferred Units outstanding at the time given in person or by proxy at a meeting (such Series A Preferred Units voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any Senior Units, or reclassify any authorized units of limited liability company interest of the Company into Senior Units, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Units or (ii) repeal, amend, or otherwise change the LLCA (including these Series A Preferred Terms) in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other special rights or privileges of the Series A Preferred Units or their Holders; provided, however, that increases in the amount of the authorized preferred units of limited liability company interest, the creation or issuance of other series of Parity Units or Junior Units, or any increase in the amount of authorized Parity Units or Junior Units, in each case, approved by the Board, will not require the consent of the Holders of Series A Preferred Units and shall not be deemed to adversely affect such powers, preferences, or other special rights or privileges.

(F)            Notwithstanding the provisions of Section 9(E), in the event of a merger or consolidation involving the Company, a sale of all or substantially all of the assets of the Company or of the Company and its subsidiaries on a consolidated basis or a statutory unit exchange (any such transaction, an “Extraordinary Transaction”), so long as the Series A Preferred Units remain outstanding following consummation of such Extraordinary Transaction with their terms materially unchanged, taking into account that, upon the occurrence of such an Extraordinary Transaction, the Company may not be the surviving entity (in which case, the Series A Preferred Units may be converted into or exchanged for preferred stock or preferred units of the surviving entity having terms materially the same as the Series A Preferred Units), then the occurrence of such Extraordinary Transaction shall not be deemed to adversely affect the powers, preferences, or other special rights or privileges of the Series A Preferred Units or their Holders and in such case such Holders shall not have any voting rights with respect to the occurrence of such Extraordinary Transaction pursuant to Section 9(E)(ii).

(G)            In all cases in which the Holders shall be entitled to vote, each Series A Preferred Unit shall be entitled to one vote, unless the outstanding Parity Voting Preferred has similar vested and continuing voting rights, in which case the number of votes that each Series A Preferred Unit and any Parity Voting Preferred participating in the votes described above shall have shall be one vote for each $25.00 of liquidation preference.

(10)            Special Rights Upon the Fundamental Change.

(A)            The Company must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders, by the later of 20 Business Days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Board) of the Fundamental Change and the first public disclosure by the Company of the anticipated Fundamental Change. In addition, the Company must give notice announcing the Fundamental Change Effective Date and other matters specified pursuant to Section 11(C).

(B)            If a Holder converts its Series A Preferred Units at any time beginning on the Fundamental Change Effective Date in respect of the Fundamental Change and ending at the close of business on the 30th Trading Day immediately following such Fundamental Change Effective Date (the “Fundamental Change Expiration Date”), the Holder shall automatically receive, with respect to each converted Series A Preferred Unit, cash in an amount equal to $172.84, which is the sum in cash of (a) the Reference Property and (b) the Make-Whole Premium pursuant to Section 11. In addition to the cash issuable upon conversion of each Series A Preferred Unit at the option of the Holder on any Conversion Date during the period referred to in the previous sentence, each converting Holder will have the right to receive an amount equal to all Accumulated Dividends on such Series A Preferred Unit, whether or not declared prior to that date, for all prior distribution periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the Conversion Date (other than previously declared distributions on the Series A Preferred Units payable to Holders of record as of a prior date); provided that the Company is then legally permitted to pay such distributions. The amount payable in respect of such distributions will be paid in cash.

(C)            [Reserved.]

(D)            On or before the Fundamental Change Expiration Date, each Holder wishing to exercise its conversion right pursuant to this Section 10 shall comply with the procedures specified in Section 7(B).

(11)            Determination of the Make-Whole Premium.

(A)            Subject to the limitations and requirements of Section 10 and this Section 11, if a Holder elects to convert its Series A Preferred Units upon the occurrence of the Fundamental Change, the Conversion Rate will be increased by 0.0697 (the “Make-Whole Premium”).

(B)            The Company shall only be required to deliver the Make-Whole Premium with respect to Series A Preferred Units surrendered for conversion from and after the Fundamental Change Effective Date until the close of business on the 30th Trading Day following such Fundamental Change Effective Date.

(C)            No later than the third Business Day after the occurrence of the Fundamental Change, the Company shall provide the Holders and the Transfer Agent with notice of the occurrence of the fundamental change, which such notice shall state:

(i)            the events constituting the Fundamental Change;

(ii)            the date of the Fundamental Change;

(iii)            the last date on which a Holder may convert Series A Preferred Units in connection with such Fundamental Change;

(iv)            the Conversion Rate and, if applicable, Make-Whole Premium and/or other consideration issuable upon conversion of Series A Preferred Units in connection with such Fundamental Change as contemplated by Section 10 and this Section 11;

(v)            the name and address of the paying agent and the conversion agent; and

(vi)            the procedures that the Holder must follow to exercise the Fundamental Change conversion right.

(D)            Prior to the opening of business on the first Trading Day following any date on which the Company provides the notice specified in Section 11(C) to the Holders, the Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) or post notice on its website containing the information specified in Section 11(C).

(12)            [Reserved.]

(13)            [Reserved.]

(14)            Certificates.

(A)            (i) Any Series A Preferred Units certificate, if any, shall be substantially in the form set forth in Annex A, which is hereby incorporated in and expressly made a part of this Annex A. The Series A Preferred Units certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Any Series A Preferred Units certificate shall be dated the date of its countersignature and registration.

(ii)            The Series A Preferred Units shall be issued initially in book-entry form on the books of the Transfer Agent.

(iii)            In the event the Series A Preferred Units are issued in the form of one or more fully registered global certificates set forth in Annex A hereto (the “Global Series A Preferred Units”) and are deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall countersign, register and deliver initially one or more Global Series A Preferred Units certificates that (a) shall be registered in the name of DTC as depository for such Global Series A Preferred Units or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

(iv)            Members of, or participants in, DTC shall have no rights under these Series A Preferred Terms with respect to any Global Series A Preferred Units held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series A Preferred Units, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Series A Preferred Units for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its members or participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series A Preferred Units.

(v)            Except as provided in Section 14(C), owners of beneficial interests in Global Series A Preferred Units, if any, will not be entitled to receive physical delivery of Series A Preferred Units in fully registered certificated form (“Certificated Series A Preferred Units”).

(B)            Two Officers shall sign any certificate, if any, representing the Series A Preferred Units, on behalf of the Company, by manual or facsimile signature. If an Officer whose signature is on a Series A Preferred Units certificate no longer holds that office at the time the Transfer Agent countersigns and registers the Series A Preferred Units certificate, the Series A Preferred Units certificate shall be valid nevertheless. A Series A Preferred Units certificate shall not be valid until an authorized signatory of the Transfer Agent signs the Series A Preferred Units certificate by manual signature. The signature shall be conclusive evidence that the Series A Preferred Units certificate has been countersigned and registered under these Series A Preferred Terms. The Transfer Agent shall countersign, register and deliver certificates of Series A Preferred Units for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of Series A Preferred Units to be countersigned and registered and the date on which the original issue of the Series A Preferred Units is to be countersigned and registered.

The Transfer Agent may appoint a countersignature and registration agent reasonably acceptable to the Company to countersign and register the certificates for the Series A Preferred Units, if any. Unless limited by the terms of such appointment, a countersignature and registration agent may countersign and register certificates for the Series A Preferred Units whenever the Transfer Agent may do so. Each reference in these Series A Preferred Terms to countersignature and registration by the Transfer Agent includes countersignature and registration by such agent. A countersignature and registration agent has the same rights as the Transfer Agent for service of notices and demands.

(C)            (i) When Certificated Series A Preferred Units, if any, are presented to the Transfer Agent with a request to register the transfer of such Certificated Series A Preferred Units or to exchange such Certificated Series A Preferred Units for an equal number of Certificated Series A Preferred Units, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Series A Preferred Units surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(ii)            Certificated Series A Preferred Units, if any, may not be exchanged for a beneficial interest in Global Series A Preferred Units, if any, except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Series A Preferred Units, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series A Preferred Units to reflect an increase in the number of Series A Preferred Units represented by the Global Series A Preferred Units, if any, then the Transfer Agent shall cancel such Certificated Series A Preferred Units and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of Series A Preferred Units represented by the Global Series A Preferred Units, if any, to be increased accordingly. If no Global Series A Preferred Units is then outstanding, the Company shall issue and the Transfer Agent shall countersign and register, upon written order of the Company in the form of an Officers’ Certificate, a new Global Series A Preferred Units certificate representing the appropriate number of units.

(iii)            The transfer and exchange of Global Series A Preferred Units, if any, or beneficial interests therein shall be effected through DTC, in accordance with these Series A Preferred Terms (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv)            Notwithstanding any other provisions of these Series A Preferred Terms (other than the provisions set forth in Section 14(C)(v)), Global Series A Preferred Units, if any, may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(v)            If at any time when there are Global Series A Preferred Units:

(a)            DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Series A Preferred Units and a successor depository for the Global Series A Preferred Units is not appointed by the Company within 90 days after delivery of such notice;

(b)            DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series A Preferred Units is not appointed by the Company within 90 days; or

(c)            the Company, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Series A Preferred Units under these Series A Preferred Terms, then (and only then) persons having a beneficial interest in the Series A Preferred Units may exchange such beneficial interest for Certificated Series A Preferred Units representing the same number of Series A Preferred Units. In such event, upon receipt by the Transfer Agent of written instructions from the Company and written instructions (or such other form of instructions) as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Series A Preferred Units, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of Series A Preferred Units represented by Global Series A Preferred Units to be reduced on its books and records and, following such reduction, the Company shall execute and the Transfer Agent shall countersign, register and deliver to the transferee Certificated Series A Preferred Units.

Certificated Series A Preferred Units issued in exchange for a beneficial interest in Global Series A Preferred Units pursuant to this Section 14(C)(v) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Series A Preferred Units to the Persons in whose names such Series A Preferred Units are so registered in accordance with the instructions of DTC.

(vi)            At such time as all beneficial interests in Global Series A Preferred Units, if any, have either been exchanged for Certificated Series A Preferred Units, converted or canceled, such Global Series A Preferred Units shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Series A Preferred Units is exchanged for Certificated Series A Preferred Units, converted or canceled, the number of Series A Preferred Units represented by such Global Series A Preferred Units shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series A Preferred Units, by the Transfer Agent or DTC, to reflect such reduction.

(vii)            (a) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall countersign and register Certificated Series A Preferred Units, if any, and Global Series A Preferred Units, if any, as required pursuant to the provisions of this Section 14(C).

(b)            All Certificated Series A Preferred Units, if any, and Global Series A Preferred Units, if any, issued upon any registration of transfer or exchange of Certificated Series A Preferred Units or Global Series A Preferred Units shall be the valid obligations of the Company, entitled to the same benefits under these Series A Preferred Terms as the Certificated Series A Preferred Units or Global Series A Preferred Units surrendered upon such registration of transfer or exchange.

(c)            Prior to due presentment for registration of transfer of any Series A Preferred Units, the Transfer Agent and the Company may deem and treat the Person in whose name such Series A Preferred Units are registered as the absolute owner of such Series A Preferred Units and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(d)            No service charge shall be made for any registration of transfer or exchange upon surrender of any Series A Preferred Units certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Units certificates.

(viii)            (a) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series A Preferred Units (if any), a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Preferred Units or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series A Preferred Units. All notices and communications to be given to the Holders of Series A Preferred Units and all payments to be made to such Holders under the Series A Preferred Units shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series A Preferred Units, if any). The rights of beneficial owners in any Global Series A Preferred Units, if any, shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(b)            The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under these Series A Preferred Terms or under applicable law with respect to any transfer of any interest in any Series A Preferred Units (including any transfers between or among DTC participants, members or beneficial owners in any Global Series A Preferred Units, if any) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of these Series A Preferred Terms, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(D)            If any of the Series A Preferred Units certificates, if any, shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Units certificate, or in lieu of and substitution for the Series A Preferred Units certificate lost, stolen or destroyed, a new Series A Preferred Units certificate of like tenor and representing an equivalent number of Series A Preferred Units, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Units certificate and indemnity, if requested, reasonably satisfactory to the Company and the Transfer Agent.

(E)            Until definitive Series A Preferred Units certificates (if then certificated) are ready for delivery, the Company may prepare and the Transfer Agent shall countersign temporary Series A Preferred Units certificates. Temporary Series A Preferred Units certificates shall be substantially in the form of definitive Series A Preferred Units certificates but may have variations that the Company considers appropriate for temporary Series A Preferred Units certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall countersign definitive Series A Preferred Units certificates and deliver them in exchange for temporary Series A Preferred Units certificates.

(F)            The Transfer Agent and no one else shall cancel and destroy all Series A Preferred Units certificates, if any, surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Series A Preferred Units certificates to the Company.

(15)            Other Provisions.

(A)            Unless otherwise specified in these Series A Preferred Terms, all notices provided hereunder shall be given by first-class mail to each record Holder of Series A Preferred Units at such Holder’s address as the same appears on the books of the Company. With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(B)            The Series A Preferred Units shall be issuable only in whole units.

(C)            All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder, or for the Global Series A Preferred Units, if any, to the Depository in accordance with its procedures.

(D)            Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.

(E)            Holders of Series A Preferred Units shall not be entitled to any preemptive rights to acquire additional limited liability company units of the Company.

(F)            Notwithstanding any provision herein to the contrary, the procedures for conversion and voting of Series A Preferred Units represented by Global Series A Preferred Units, if any, will be governed by arrangements among DTC, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Series A Preferred Units, if any, certificates may be subject to various policies and procedures adopted by DTC from time to time.

(G)            By acceptance of the transfer of any Series A Preferred Units in accordance with these Series A Preferred Terms or the acceptance of any Series A Preferred Units issued pursuant to these Series A Preferred Terms or the LLCA, or pursuant to a merger or consolidation involving the Company, each transferee of, or other such Person acquiring, a Series A Preferred Unit (including any nominee holder or an agent or representative acquiring such Series A Preferred Units for the account of another Person) (i) shall be admitted to the Company as a member of the Company with respect to the Series A Preferred Units so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Company and such transferee or other Person becomes the record holder of the Series A Preferred Units so transferred or issued, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of the LLCA, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into the LLCA and (iv) makes the consents, acknowledgements and waivers contained in the LLCA, all with or without execution of the LLCA by such Person.

ANNEX A

FORM OF CERTIFICATE FOR UNITS OF

6.50% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED LIMITED LIABILITY COMPANY UNITS

Number	Units

SEE REVERSE FOR CERTAIN DEFINITIONS AND RESTRICTIONS

QTS REALTY TRUST, LLC

a Limited Liability Company Formed Under the Laws of the State of Delaware

THIS CERTIFIES THAT

is the owner of

FULLY PAID AND NONASSESSABLE 6.50% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED LIMITED LIABILITY COMPANY UNITS, LIQUIDATION PREFERENCE $100.00 PER UNIT, OF

QTS REALTY TRUST, LLC

(the “Company”), transferable on the books of the Company by the registered holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the units represented hereby are issued and shall be held subject to all of the provisions of the Amended and Restated Limited Liability Company Agreement of the Company (the “LLCA”) and any amendments thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Dated:

Secretary	President

Countersigned and Registered:

Computershare Trust Company, N.A.
Transfer Agent and Registrar

QTS REALTY TRUST, LLC

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	-as tenants in common -as tenants by the entireties -as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT MIN ACT-	Custodian (Cust) (Minor) under Uniform Gifts to Minors Act of (State)

Additional abbreviations may also be used though not in the above list.

THE 6.50% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED LIMITED LIABILITY COMPANY UNITS (THE “SERIES A PREFERRED UNITS”), HAVE THE POWERS, DESIGNATIONS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AS PROVIDED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY (THE “LLCA”).

EACH HOLDER SHALL HAVE THE RIGHT, AT SUCH HOLDER’S OPTION, AT ANY TIME, TO CONVERT ALL OR ANY PORTION OF SUCH HOLDER’S SERIES A PREFERRED UNITS INTO CASH, AS PROVIDED IN THE LLCA. ON OR AFTER JULY 20, 2023, THE COMPANY MAY, AT ITS OPTION, AT ANY TIME OR FROM TIME TO TIME, CAUSE ALL OF THE SERIES A PREFERRED UNITS TO BE CONVERTED INTO CASH, SUBJECT TO CERTAIN CONDITIONS AS PROVIDED IN THE LLCA. THE PRECEDING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE LLCA.

For Value Received,                      hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address Including Zip Code, of Assignee)

6.50% Series A Cumulative Convertible Perpetual Preferred Limited Liability Company Units of the Company represented by the within certificate, and do hereby irrevocably constitute and appoint                                                  attorney to transfer the said units on the books of the within named Company with full power of substitution in the premises.

Dated:

X

A - 2

X

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

A - 3

ANNEX B

NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert the Series A Preferred Units)

The undersigned hereby irrevocably elects to convert (the “Conversion”) the 6.50% Series A Cumulative Convertible Perpetual Preferred Limited Liability Company Units (the “Series A Preferred Units”) of QTS Realty Trust, LLC (the “Company”), represented by certificate no.(s)                                                              (the “Series A Preferred Units Certificates”), into cash according to the conditions of Exhibit A of the Amended and Restated Limited Liability Company Agreement of the Company (the “Series A Preferred Terms”), as of the date written below. A copy of each Series A Preferred Units Certificate, if applicable, is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Series A Preferred Terms.

Date of Conversion:
Number of Series A Preferred Units to be converted:

Signature:
Name:
Address1:

1        Address to which any payments shall be sent by the Company.

B - 1